Exhibit 16.1

February 25, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE: Farmers & Merchants Bancorp, Inc.

We have read Item 4.01 to be included in the Form 8-K of Farmers & Merchants Bancorp, Inc. (Commission File No. 0-14492) to be filed with the Securities and Exchange Commission regarding its change in auditors. We are in agreement with the Registrant’s statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Plante & Moran, PLLC

Plante & Moran, PLLC

Copy to:

Ms. Barbara Britenriker

Farmers & Merchants Bancorp, Inc.

307 North Defiance Street

Archbold, OH 43502